Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
PAR TECHNOLOGY CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

PAR Technology Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of the Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“FOURTH

1.	The total number of shares of capital stock which the Corporation shall have the authority to issue is one hundred seventeen million (117,000,000) shares of stock, par value $0.02 per share, consisting of one hundred sixteen million (116,000,000) shares of Common Stock, and one million (1,000,000) shares of Preferred Stock.”

SECOND: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 4th day of June, 2024.

PAR TECHNOLOGY CORPORATION

/s/ Savneet Singh
Savneet Singh, Chief Executive Officer and President